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Exhibit 99.(c)(13)

DRAFT—FOR INTERNAL PURPOSES ONLY

Discussion for Corporate Simplification Proposal
March 31, 2004

        The Independent Committee may want to consider, in relation to maintaining the status quo, the following possible benefits and costs (in no particular order) of the proposal discussed to date.

Possible Benefits

  •
  Prepayment of two years of cash dividends on favorable terms

  •
  Apollo's voting power is capped between 2006 and 2011

  •
  If not capped, Apollo would have 51% of the voting power (which would be 53% if Apollo bought up to the 500,000 shares of Class B stock (10 votes per share) it is entitled to buy pursuant to the standstill agreement) in 2006, assuming the B's are exchanged into A's*

  •
  The cap would limit Apollo to 43% of the voting power

  •
  Increased possibility that Apollo will sell down its common shareholdings before 2006

  •
  Apollo represented, through its counsel, that absent receiving two years of cash dividends, Apollo will not sell any common shares before 2006

  •
  If Apollo sells preferred stock to a third party, the Company will still pay the dividends (to the third party)

  •
  Increased flexibility for the Board to adopt a dividend policy, if it so chooses

  •
  Apollo represented, through its counsel, that it would veto a dividend to the common shareholders before 2006, unless the Company waives the provision in the Certificate of Designations that Apollo only receives the dividend amount, if any, over and above the preferred dividend paid to Apollo

  •
  Align interests of shareholders for any corporate transaction the Company may consider, including change of control, merger, acquisition

  •
  For example, after Apollo converts to common stock, Apollo will not be entitled to any additional "PIK" shares in a change of control transaction

Possible Costs

  •
  Transaction and administrative costs (including management time)

  •
  Potential shareholder litigation challenging transaction, which is an inherent risk present in transactions with major stockholders

        *      Assumes the shares held by AP Entertainment are within Apollo's control, as represented by Apollo's counsel.

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  Exhibit 99.(c)(13)